LICENSE AGREEMENT

      This license agreement (the "Agreement") is made this ______ day of _______, 2006, by and between Legg Mason Properties, Inc., a North Carolina corporation ("Licensor"), and the Trusts/Corporations listed on Exhibit A hereto (each, a "Licensee").

      WHEREAS, Licensee is registered as an open-ended management investment company under the Investment Company Act of 1940, as amended; and

      WHEREAS, Legg Mason, Inc., the parent company of Licensor, is also the parent company of the investment manager of Licensee and provides investment advisory, management, and administrative services to various other open-ended investment companies, including Licensee; and

      WHEREAS, Licensor is the sole owner of all rights to use the name "Legg Mason" and trademark and service mark LEGG MASON (collectively the "Mark"); and

      WHEREAS, Licensee contemplates changing its name to a name that includes the Mark.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1. LICENSE GRANT: Licensor hereby grants to Licensee a non-exclusive, royalty-free license, to run perpetually unless terminated pursuant to the terms hereof, for worldwide use of the Mark as part of the name of an open-ended investment fund and in the promotion of such fund. All rights not granted herein are expressly reserved to Licensor.

2. OWNERSHIP OF MARKS: All use of the Mark by Licensee shall inure to the benefit of Licensor. Licensee shall cooperate in Licensor's efforts to perfect or enforce its rights in the Mark and shall neither assert nor assist a third party in asserting any independent rights in the Mark anywhere in the world for any goods or services.

3. QUALITY CONTROL: All services provided by Licensee under the Mark shall be provided at a high-quality standard acceptable to Licensor. Licensee agrees upon Licensor's request to furnish Licensor an example of each use of the Mark and Licensor shall have the right to disapprove such use and require Licensee to cease or revise such use.

4. ASSIGNMENT/SUBLICENSE: Licensee shall have the right to assign or sublicense its rights granted hereunder only with the written consent of Licensor.

5. TERMINATION: Licensor shall have the right to terminate this Agreement without prejudice to any other rights and remedies it may have upon Licensee's breach of the terms or undertakings of this License Agreement, upon a change in ownership of or controlling interest in Licensee, or if an affiliate of Legg Mason, Inc. no longer acts as the investment manager of Licensee, whether as a result of termination by Licensee or by Legg Mason, Inc. or for any other reason. Upon termination: (i) all rights, licenses and privileges granted to Licensee hereunder shall automatically revert to Licensor; (ii) Licensee shall cease making any use of the Mark in any corporate or business name, trademark or service mark, domain name or otherwise; and (iii) Licensee shall execute any and all documents requested by Licensor to evidence such reversion.

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6. GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the United States of America and the State of New York, and the exclusive jurisdiction for any disputes shall be the federal and state courts in New York.

7. MISCELLANEOUS: This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof.

      IN WITNESS WHEROF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date first above written:

ATTEST:                                     LEGG MASON PROPERTIES, INC.


By:_____________________________            By:___________________________




ATTEST:                                     CORPORATIONS LISTED ON
                                            EXHIBIT A HERETO



By:______________________________           By:____________________________

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                                    EXHIBIT A

Legg Mason Partners Aggressive Growth Fund, Inc.
Legg Mason Partners Lifestyle Series, Inc.
    Legg Mason Partners Lifestyle Balanced Fund
    Legg Mason Partners Lifestyle Conservative Fund
    Legg Mason Partners Lifestyle Growth Fund
    Legg Mason Partners Lifestyle High Growth Fund
    Legg Mason Partners Lifestyle Income Fund
Legg Mason Partners Appreciation Fund, Inc.
Legg Mason Partners Arizona Municipals Fund, Inc.
Legg Mason Partners California Municipals Fund, Inc.
Legg Mason Partners Core Plus Bond Fund, Inc.
Legg Mason Partners Equity Funds
    Legg Mason Partners Social Awareness Fund
Legg Mason Partners Fundamental Value Fund, Inc.
Legg Mason Partners Funds, Inc.
    Legg Mason Partners Large Cap Value Fund
    Legg Mason Partners Short-Term Investment Grade Bond Fund
    Legg Mason Partners U.S. Government Securities Fund
Legg Mason Partners Investment Funds, Inc.
    Legg Mason Partners Government Securities Fund
    Legg Mason Partners Hansberger Global Value Fund
    Legg Mason Partners Investment Grade Bond Fund
    Legg Mason Partners Multiple Discipline Funds All Cap and International Legg Mason Partners Multiple Discipline Funds All Cap Growth and Value Legg Mason Partners Multiple Discipline Funds Balanced All Cap Growth
      and Value
    Legg Mason Partners Multiple Discipline Funds Global All Cap Growth and
      Value
    Legg Mason Partners Multiple Discipline Funds Large Cap Growth and Value Legg Mason Partners Real Return Strategy Fund
    Legg Mason Partners Small Cap Growth Fund
    Legg Mason Partners Small Cap Value Fund
Legg Mason Partners Managed Municipals Fund, Inc.
Legg Mason Partners New Jersey Municipal Funds, Inc.
Legg Mason Partners Sector Series, Inc.
    Legg Mason Partners Financial Services Fund
    Legg Mason Partners Health Sciences Fund
    Legg Mason Partners Technology Fund
Legg Mason Partners Small Cap Core Fund, Inc.
Legg Mason Partners World Fund, Inc.
    Legg Mason Partners Inflation Management Fund
    Legg Mason Partners International All Cap Growth Fund
Legg Mason Partners Lifestyle Series, Inc.
    Legg Mason Partners Variable Lifestyle Balanced Portfolio
    Legg Mason Partners Variable Lifestyle Growth Portfolio
    Legg Mason Partners Variable Lifestyle High Growth Portfolio
Legg Mason Partners Variable Portfolios I, Inc.
    Legg Mason Partners Variable All Cap Portfolio
    Legg Mason Partners Variable High Yield Bond Portfolio
    Legg Mason Partners Variable Investors Portfolio
    Legg Mason Partners Variable Large Cap Growth Portfolio

    Legg Mason Partners Variable Small Cap Growth Portfolio
    Legg Mason Partners Variable Strategic Bond Portfolio
    Legg Mason Partners Variable Total Return Portfolio
Legg Mason Partners Variable Portfolios III, Inc.
    Legg Mason Partners Variable Adjustable Rate Income Portfolio
    Legg Mason Partners Variable Aggressive Growth Portfolio
    Legg Mason Partners Variable High Income Portfolio
    Legg Mason Partners Variable International All Cap Growth Portfolio Legg Mason Partners Variable Large Cap Growth Portfolio
    Legg Mason Partners Variable Large Cap Value Portfolio
    Legg Mason Partners Variable Mid Cap Core Portfolio
    Legg Mason Partners Variable Money Market Portfolio
    Legg Mason Partners Variable Social Awareness Stock Portfolio